DISCOVERY LICENSING, INC.
                               ONE DISCOVERY PLACE
                          SILVER SPRING, MARYLAND 20910
                            RETAIL LICENSE AGREEMENT


LICENSEE:

Name:           Conspiracy Entertainment Corp.
Address:        612 Santa Monica Boulevard
                Santa Monica, California 90401
Contact Person: Sims Ahmadi
Tel. No.:       (310) 260-6150
Fax No.:        (310) 260-1450
E-Mail:         sirus@conspiracygames.com
Home page:      http://www.conspiracygames.com


DISCOVERY LICENSING, INC. ("DISCOVERY")

Contact Person: Janice Honig
                Senior Manager, Licensing
Address:        One Discovery Place
                Silver Spring, MD 20910
Tel. No.:       (240) 662-4429
Fax No.:        (240) 662-1981
E-Mail:         Janicehonig@discovery.com

THIS RETAIL LICENSE AGREEMENT is entered into as of this 1st day of July, 2003 (the "Effective Date") by and between

      (1) DISCOVERY LICENSING, INC., One Discovery Place, Silver Spring, Maryland 20910 (hereinafter "DISCOVERY"); and

      (2) CONSPIRACY ENTERTAINMENT CORPORATION, 604 Santa Monica Boulevard, Santa Monica, California 90401 (hereinafter "Licensee").

      WHEREAS, DISCOVERY and/or its parent Discovery Communications, Inc. own or control certain trademarks, titles, logos, names, phrases, style elements, symbols, designs, artwork, photography and visual representations and all intellectual property and proprietary rights therein (collectively, the "Licensed Materials") deriving from or related to the networks and channels owned by DISCOVERY, Discovery Communications, Inc. or their respective affiliates; and

      WHEREAS, Licensee desires to obtain from DISCOVERY and DISCOVERY is willing to grant to Licensee the non-exclusive right to use the Licensed Materials in connection with the manufacture, distribution, sale, advertising and promotion of the Licensed Products, upon the terms and conditions set forth herein; and

      WHEREAS, this agreement consists of two parts, namely Part I, the Special Terms with Schedules, and Part II, the Standard Clauses, which together form a single integrated contract (the "Agreement").

      NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings contained in this Agreement, the parties agree as follows:

                                     PART I
                          SPECIAL TERMS WITH SCHEDULES

     The following Special Terms and Schedules are made a part of and are subject to the Standard Clauses of Part IT, and together form a single integrated Agreement.

1. The Licensed Materials: The Licensed Materials shall be comprised of (i) Licensed Marks; (ii) Licensed Characters; and (iii) Licensed Content, as follows:

      (i)   The Licensed Marks shall be: THE JEFF CORWIN EXPERIENCE.

            Those certain other Trademarks, Names, Titles, Logos and Symbols deriving from and related to the television series, THE JEFF CORWIN EXPERIENCE (the "Series"), as authorized by DISCOVERY from time to time.

      (ii)  The Licensed Characters shall be:

            The Likeness, Image, Persona and Voice of Jeff Corwin.

            The Likeness, Image, Persona and Voice of other individuals appearing in the Series, as authorized by DISCOVERY from time to time.

      (iii) The Licensed Content shall be:

            Certain photography, artwork, images, designs and style elements deriving from and related to the Series, as authorized and provided by DISCOVERY from time to time.

            For the avoidance of doubt, Licensee's use of the Licensed Characters shall only take place within the context of the Series.

2.    The Licensed Products: The Licensed Products shall be:

      o     Computer and video games for the following platforms:

      o     Nintendo Game Boy Advance

      o     Sony PlayStation 1

      o     Sony PlayStation 2

      o     PC Platforms

      It is understood by and between the parties that Licensee intends to represent the Licensed Characters as action heroes (but within their Series personas) in the Licensed Products.

3. The Territory: The Territory shall be: Worldwide (as more precisely set forth in Licensee's agreements with Nintendo, Sony and Microsoft, such information to be shared with DISCOVERY by Licensee). Licensee shall have the right to localize the Licensed Products into such other languages as the parties may mutually agree upon.

4. Distribution Channels: Licensee shall distribute the Licensed Products only within the following channels of trade:

      o Retail (sales of Licensed Products to stores for resale to consumers), limited to:

            Mass Market Stores o Club Stores

            Specialty Stores

            Electronic Superstores Software Retailers

      o Direct Response (sales whereby Licensed Products are sold directly to consumers by direct mail or direct radio or television advertising, but in no event does it include sale of Licensed Products by telephone solicitation or delivery of Licensed Products by downloading from online computer, Internet or other such services)

      o E-Commerce (sales whereby Licensed Products are sold directly to consumers via Internet Web sites as tangible goods or as software downloaded from said sites)

      o OEM (sales of Licensed Products to consumers in connection with a third-party original equipment manufacturer's sales of computer hardware or software to the same consumers)

      o Fee Web Sites (with DISCOVERY'S prior written approval only) Licensee shall not distribute the Licensed Products within the following channels of trade:

      o     Street Vendors

      o     Hawkers

      o     Telephone Sales

5. The Term: The Tenn shall commence on the Effective Date and shall expire two (2) years later, unless this Agreement is earlier terminated pursuant to the provisions hereof.

6. Royalty Payment: 10% of Net Revenue for the Retail Distribution Channel and 20% of Net Revenue for the Direct Response, E-Commerce and OEM Distribution Channels; provided, however, that should DISCOVERY assist Licensee with establishing any Distribution Channels in a particular country, then the Royalty Payment shall be 35% of any Net Revenue for that country.

7.    Advance Royalty $100,000 (U.S. dollars). Licensee shall pay the Advance
Payments: Royalty Payments, in U.S. dollars, according to the payment schedule set forth below:

      Total Amount Due
      (in U.S. Dollars)    Payment Schedule

      $25,000 Upon Licensee's first release of Licensed Products, but in no event later than the Distribution Date (i.e., May 1, 2004).

      $37,500              June 30, 2004.

      $37,500              December 31, 2004.

            In addition, in the event that DISCOVERY assists Licensee with establishing any Distribution Channels in a particular country, then Licensee shall pay DISCOVERY an additional Advance Royalty Payment equal to 35% of any advances received by Licensee with respect to such Distribution Channels.

            Licensee shall report earnings each Quarter pursuant to the provisions herein.

            Licensee shall have no right to cross-collateralize between this Agreement and the Retail License Agreement between the parties of even date (relating to the Monster Garage property).

8. Distribution Date: Licensee shall distribute at least one of the Licensed Products for sale in the Distribution Channels in reasonable commercial quantities sufficient to meet the reasonably anticipated demand no later than the Distribution Date set forth below:

            May 1, 2004.

            If Licensee (a) fails to distribute a particular Licensed Product by the Distribution Date and/or (b) is not making regular sales of more than a nominal amount of a particular Licensed Product for any 120-day period or more after the Distribution Date and does not have plans to make regular sales of more than a nominal amount of such Licensed Products within the next 120 days, then DISCOVERY shall have the right, upon giving 30 days' written notice to Licensee, to terminate Licensee's rights for such particular Licensed Product for the Term. In addition, DISCOVERY shall have the right to purchase from Licensee any such particular Licensed Product remaining in Licensee's inventory, or any portion thereof, at Licensee's landed cost plus shipping and handling costs related to delivery to

            DISCOVERY. Notwithstanding the foregoing, should Licensee's rights as to a particular Licensed Product be terminated hereunder, Licensee shall remain obligated to pay and shall pay all Advance Royalty Payments as specified in paragraph 9 of Part I. In the event that only one type of Licensed Product is licensed hereunder, and DISCOVERY terminates Licensee's rights thereto, DISCOVERY shall have the right to terminate this Agreement in its entirety immediately upon Notice.

9. Advertising and During each License Year of the Term, Licensee shall Promotional Expenditures: expend such sums sufficient to support the advertising, promotion and sale of the Licensed Products within the Distribution Channels. Upon DISCOVERY's request, Licensee shall furnish DISCOVERY with documentation to substantiate such expenditures.

10.   Key Person: The Key Person of Licensee shall be: Sims Ahmadi

                            PART II STANDARD CLAUSES

DEFINITIONS. For purposes of this Agreement, the following definitions shall be operative:

      A. Licensed Marks: The trademarks, names, titles, logos, symbols and designs specified in paragraph 1 of Part I.

      B. Licensed Characters: The characters, images, likenesses, personas and voices specified in paragraph 1 of Part I.

      C. Licensed Content: Certain photography, artwork, images, designs, style elements, information and visuals specified in paragraph 1 of
            Part I.

      D. Licensed Materials: The Licensed Characters, Licensed Marks and Licensed Content specified in paragraph 1 of Part I.

      E.    Licensed Products: The products specified in paragraph 2 of Part I.

      F.    Territory: The geographic location specified in paragraph 3 of Part
            I.

      G. Distribution Channels: The channels of trade specified in paragraph 4 of Part I.

      H.    Term: The period of time specified in paragraph 5 of Part I.

            o Royalty Payment: The percentage amounts specified in paragraph 6 of Part I.

            o Advance Royalty Payments: The non-refundable minimum Royalty Payments to be paid by Licensee according to the payment schedule set forth in paragraph 7 of Part I.

                  License Year: For the first License Year, a period of time during the Term from the Effective Date of this Agreement until the date one year after the Effective Date. Thereafter, the License Year shall be the period of time from the anniversary of the Effective Date to the date of the next anniversary of the Effective Date unless this Agreement expires or shall be earlier terminated in accordance with the provisions of this Agreement.

            o Quarter: A calendar quarter ending March 31, June 30, September 30 and December 31 of each License Year.

            o Net Revenue: The wholesale price of the Licensed Products, less the cost of goods and shipping, and less any platform fees actually paid by Licensee to third parties such as Nintendo, Sony and Microsoft for development of a product

      N.    Effective Date: The date first written on page 1 of this Agreement.

      O. Premium: Any products bearing Licensed Materials given free or sold at substantially less than its usual selling price for the purpose of increasing the sale of, or publicizing, any product or service, or for any other promotional purpose, including, but not limited to, sales incentive programs, traffic builders, joint merchandising programs, giveaways, etc.

      P. Distribution Date: The date specified in paragraph 8 of Part I with respect to a Licensed Product for a particular platform.

      Q.    Key Person: The person identified in paragraph 10 of Part I.

      R. Business Day: Each of the following five (5) days of the United States calendar week: Monday, Tuesday, Wednesday, Thursday and Friday, but specifically excluding any day on which a United States holiday falls during the applicable United States calendar year.

2. REPRESENTATIONS OF DISCOVERY. DISCOVERY represents and warrants that it has the right to enter into this Agreement and to convey to Licensee the rights granted herein, subject to the conditions and limitations set forth herein.

      REPRESENTATIONS OF LICENSEE. Licensee represents that it has the right to enter into this Agreement and has the capacity, finances and other qualifications to perform its obligations for the manufacture, sale, distribution, advertising and promotion of Licensed Products utilizing the Licensed Materials and to remit all amounts due DISCOVERY hereunder.

4. GRANT. DISCOVERY hereby grants to Licensee a non-exclusive license to use the Licensed Materials solely for the manufacture, sale, distribution, advertising and promotion of the Licensed Products in the Distribution Channels and in the Territory during the Term strictly subject to the terms, limitations and conditions of this Agreement. With the prior written consent of DISCOVERY, Licensee shall have the right to sub-license the use of the Licensed Materials to manufacturers and distributors upon terms to be provided by DISCOVERY.

5.    ACKNOWLEDGMENT AND UNDERTAKING.

      Licensee acknowledges and agrees that: (i) all rights not specifically and expressly granted to Licensee in this Agreement are reserved to DISCOVERY;
      (ii) as between Licensee and DISCOVERY, all usages of the Licensed Materials pursuant to this Agreement shall inure to the benefit of DISCOVERY; (iii) Licensee shall not have proprietary rights of any nature in and to the Licensed Materials and may use them only during the Term in the Territory on or in connection with Licensed Products and the packaging, advertising and promotion of the Licensed Products strictly in accordance with the provisions of this Agreement; and (iv) Licensee shall not claim any proprietary rights in and to the Licensed Materials and will not contest by legal proceedings or otherwise the validity of the Licensed Materials or the rights of DISCOVERY therein or the validity of this Agreement or any part thereof. Licensee shall not during the Term of this Agreement or at any time thereafter offer for sale or distribution any version of the Licensed Products except as strictly authorized under the terms of this Agreement.

6. LIMITATIONS ON GRANT. Licensee shall not utilize the Licensed Materials on or in connection with goods or services other than the Licensed Products. Licensee shall not use, sell or give away Licensed Products for use as Premiums unless: (i) DISCOVERY gives prior written consent thereto; and (ii) any party which desires to use the Licensed Products as a Premium shall have received a license from DISCOVERY for such purposes unless otherwise specified in writing by DISCOVERY. Licensee shall not export, and shall use best efforts to restrict any independent retailers, wholesalers, sales agents or distributors from exporting, Licensed Products outside the Territory. If Licensee discovers that any independent retailers, wholesalers, sales agents or distributors are exporting Licensed Products outside the Territory, Licensee shall immediately cease to sell to those accounts. All third-party manufacturers and distributors of Licensee with respect to Licensed Products must receive prior written approval by DISCOVERY, which approval may be withheld in DISCOVERY's sole discretion, and further such entities must enter into a written agreement to be provided by DISCOVERY at Licensee's request.

7.    REPORTS AND RECORDS.

      (a) Preparation of Reports,. Licensee shall prepare a report ("Report"), duly certified by an officer of Licensee to be true and accurate, for each Quarter and for each License Year during the Term, whether or not Licensed Products have been sold by Licensee during such period. Each such Report shall be delivered to DISCOVERY, or to DISCOVERY's agent if so instructed, within 30 days of the end of each Quarter or License Year, as applicable.

      (b) Content of Reports. The Quarterly Reports and Annual Reports shall contain the following information for the relevant period in a format reasonably acceptable to DISCOVERY, with all monetary amounts stated in the currency in which the sales were actually made followed by the equivalent amount stated in U.S. Dollars, the rate of exchange used in making the required conversion calculation, and the source of the currency exchange rate used. The rate of exchange used by Licensee shall be that rate published by a reputable bank of Licensee's choosing (subject to DISCOVERY's reasonable approval) as of the last day of the applicable period:

A breakdown by country of Net Sales of Licensed Products in the Territory during the relevant period and during the entire Term through the end of the relevant period;

The total number of units of each sku of Licensed Product sold or distributed by Licensee during the relevant period and during the entire Term through the end of the relevant period, as an aggregate number and by individual account;

            (ii) The gross sales of each sku of Licensed Product sold, during the relevant period and during the entire Term through the end of the relevant period, as an aggregate number and by individual account;

            (iii) The Net Sales of each sku of Licensed Product sold, during the relevant period and during the entire Term through the end of the relevant period, as an aggregate number and by individual account;

            (iv)  A computation of the Royalty due DISCOVERY;

            (v) The Net Sales of all Licensed Products, in aggregate, sold or distributed by Licensee to each account, by individual account;

            (vii) The total number of units in Licensee's inventory of each sku of Licensed Products at the end of the relevant period and the value thereof;

            (viii) An itemization of all allowable deductions, if any;

            (ix) The total number of units of Licensed Products returned to Licensee during the relevant period by sku, stock number or specific description and the value thereof as of the date of the original sale thereof, as an aggregate number and by individual account;

            (x) Advertising and promotion expenditures, detailed by ad buy, promotion, in-store event/display, etc., as an aggregate number and by individual account;

            (xi) Such other information concerning the manufacture, sale, distribution or use of Licensed Products requested by DISCOVERY.

      (c) Records. Licensee shall keep its books of account and business records in a manner sufficient to establish for each Quarter and for each License Year: (i) an inventory by units of the Licensed Products; (ii) gross sales to all accounts by units and value on the last day of the respective periods; (iii) the Net Sales to all accounts by units and value on the last day of the respective periods; (iv) the Net Sales in units and value of each account, by individual account, of Licensee for Licensed Products; (v) the computation of the Royalty Payments for each Quarter and for each License Year; and (vi) such further information as may be referred to in order to complete Reports required by this Agreement.

      (d) Audits. Licensee's books of account and business records relating to the verification of the transactions covered by this Agreement shall be open for audit or inspection by DISCOVERY's authorized representatives during Licensee's regular business hours upon three
            (3) days notice and shall remain available for a period of three (3) years after delivery of the last Quarterly Report due hereunder. All information revealed to DISCOVERY or its representatives and auditors and identified as confidential shall be so treated. If DISCOVERY should conduct an audit, and the Net Sales or computation of Royalty Payments due as shown by Licensee's quarterly or annual Reports should be found to be understated, then within 10 days of written notice of such understatement: (i) Licensee shall pay the amount of such understatement plus interest thereon for each day the correct payment was due DISCOVERY computed at the rate of 1.5% per month (18% per annum) on the day such payment is made to DISCOVERY; and (ii) if the amount of such understatement shall be more than five percent (5%) of the amount previously reported to DISCOVERY, Licensee shall pay to DISCOVERY the cost of such audit. The receipt or acceptance by DISCOVERY of any quarterly or annual Reports furnished pursuant to this Agreement, or the receipt or acceptance of any Royalty Payments made, shall not preclude DISCOVERY from questioning their accuracy at any time.

8.    TERMS OF PAYMENT.

      (a) Royalty Payments. Licensee shall pay to DISCOVERY, or to DISCOVERY'S agent if so instructed, the Royalty Payment for all Net Sales made during a Quarter within 30 days of the end of such Quarter. Payment shall be made in United States dollars and, if applicable, at the exchange rate published by a reputable bank of Licensee's choosing (subject to DISCOVERY's reasonable approval) as of the last day of such Quarter.

      (b) Advance Royalty Payments. Regardless of whether or not there have been any Net Sales during any License Year, Licensee shall pay DISCOVERY the applicable Advance Royalty Payments. The Advance Royalty Payments due shall be paid by Licensee according to the payment schedule set forth in paragraph 7 of Part I above. The Royalty Payments made to DISCOVERY for each License Year shall be credited against the Advance Royalty Payments due for the corresponding License Year only. Licensee may not credit Royalty Payments made during a License Year against the Advance Royalty Payments due during any other License Year. The Advance Royalty Payments made to DISCOVERY are not refundable and shall be made to DISCOVERY or to DISCOVERY's agent if so instructed. If paid directly to DISCOVERY, payments shall be sent by wire transfer pursuant to written instructions from DISCOVERY.

      (c) Payment of Taxes. If any country in the Territory imposes a withholding tax against DISCOVERY, as licensor, with respect to Royalty Payments payable to DISCOVERY by Licensee on sales of the Licensed Products in such country, Licensee, subject to Licensee's timely provision to DISCOVERY of official tax receipts or other documentation and proof of payment as specified in the following sentence, shall withhold from the Royalty Payments and pay on behalf of DISCOVERY any amount of such taxes required to be withheld by operation of law. Licensee shall timely provide DISCOVERY the official tax receipts issued by the appropriate tax authorities or such other documentation and proof of payment of such taxes as DISCOVERY requires for such tax payments due and made on behalf of DISCOVERY so that DISCOVERY may credit such withholding tax against DISCOVERY's federal income tax liabilities in the United States.

      (d) Late Payments. All late payments to DISCOVERY shall incur interest at a rate of 1.5% per month (18% per annum) on the balance unpaid as of the last day of the applicable month. Any interest on late payments which Licensee is required to pay DISCOVERY hereunder shall not be credited against the Advance Royalty Payments due DISCOVERY.

      (e) Blocked Revenues. If Licensee receives revenues in currencies which are not freely convertible to United States dollars or remittable to the United States because of applicable laws and restrictions in the Territory ("Blocked Revenues"), such amounts shall be nevertheless reported to DISCOVERY pursuant to clause 7 of Part IL If, under applicable law in the Territory, it would be permissible to transfer all or a portion of such Blocked Revenues within the country in which such funds are held, then upon request of DISCOVERY, such funds shall be transferred to the account(s) designated by DISCOVERY and shall be included in the calculation of Net Sales. If it shall be unlawful to make such transfer within the country in which such Blocked Revenues are held, such amounts shall not be included in the calculation of Net Sales until such time as such Blocked Revenues become freely convertible or remittable, or are capable of being so transferred within the country in which such Blocked Revenues are being held and DISCOVERY requests such transfer pursuant to this clause 8(e) of Part II. If remittance restrictions shall remain in effect for three (3) months or more, DISCOVERY shall have the right to terminate this Agreement immediately by giving written notice to Licensee. Licensee will use its best efforts at all times to obtain governmental approval for remittance of all sums due to DISCOVERY on the earliest possible date.

9. MARKETING PLAN. Ninety (90) days after the Effective Date for the first License Year and, thereafter, at least ninety (90) days prior to the commencement of each additional License Year, Licensee shall submit a detailed marketing plan for such License Year in the format set forth in Schedule A hereto. Licensee's failure to timely submit a marketing plan as provided for herein shall be considered a material breach of this Agreement and DISCOVERY may terminate this Agreement in accordance with clause 13(b) of Part IL

10. DISTRIBUTION DATE. Licensee shall distribute the Licensed Products for sale in the Distribution Channels in reasonable commercial quantities sufficient to meet the reasonably anticipated demand no later than the applicable Distribution Date. If Licensee fails to distribute a particular Licensed Product on the applicable Distribution Date and/or is not making regular sales throughout the Territory of more than 1,000 units of a particular Licensed Product within any six (6)-month period after such Distribution Date, then DISCOVERY shall have the right, upon giving twenty (20) days prior written notice to Licensee, to terminate Licensee's rights for such particular Licensed Product and such particular Licensed Product shall be automatically deleted from the definition of Licensed Products under paragraph 2 of Part I. In addition, DISCOVERY shall have the right to purchase from Licensee any such particular Licensed Product remaining in Licensee's inventory, or any portion thereof, at Licensee's cost. If DISCOVERY opts not to purchase said remaining inventory, Licensee shall destroy said remaining inventory of particular Licensed Product at Licensee's expense and provide DISCOVERY with an affidavit signed by an officer of Licensee attesting to such destruction. Notwithstanding the foregoing, should Licensee's rights as to a particular Licensed Product be terminated hereunder, Licensee shall remain obligated to pay and shall pay all Advance Royalty Payments as specified in paragraph 7 of Part I. In the event that only one type of Licensed Product is licensed hereunder and Licensee fails to distribute that Licensed Product on the Distribution Date and/or is not making regular sales throughout the Territory of more than 5,000 units of that Licensed Product within any six (6) month period after the Distribution Date, then DISCOVERY shall have the right to terminate this Agreement in its entirety immediately upon written notice.

11. QUALITY OF LICENSED PRODUCTS. Licensee warrants that the Licensed Products will be of good quality in design, material and workmanship and suitable for their intended purpose; that no injurious, deleterious or toxic substances will be used in or on the Licensed Products; that the Licensed Products will not cause harm when used as instructed and with ordinary care for their intended purpose; and that the Licensed Products will be manufactured, sold, distributed advertised and promoted in strict compliance with all applicable laws and regulations. In addition, Licensee shall (i) maintain a high quality and standard of each Licensed Product manufactured under this Agreement as approved by DISCOVERY; (ii) maintain a vigorous quality control and safety assurance program with respect to the Licensed Products; and (iii) guarantee that all Licensed Products distributed and sold hereunder are free of defects and in conformity with the samples approved by DISCOVERY. Licensee shall upon reasonable notice permit DISCOVERY access to Licensee's facilities during regular business hours for the purpose of ascertaining Licensee's compliance with DISCOVERY's quality assurance requirements.

12. APPROVALS. Licensee shall follow any branding or style guidelines provided by DISCOVERY in Licensee's creation of the Licensed Products, Product Materials and Advertising Materials (as such terms are defined below). Licensee recognizes that the manner in which Licensee uses the Licensed Materials on or in connection with Licensed Products or with respect to packaging, hangtags, labels, advertising and promotional material or literature used in connection with the Licensed Products, will have a significant effect on DISCOVERY's image and customer goodwill and business reputation. Therefore, Licensee shall submit to DISCOVERY, at Licensee's expense, for DISCOVERY's written approval as to quality and style, samples of all Licensed Products, as well as all packaging, hangtags, labels and wrapping ("Product Materials") and all advertising, publicity and promotional material ("Advertising Materials") strictly according to the schedule set forth below.

      (a) Submission of Licensed Products. Licensee shall submit to DISCOVERY the number of samples specified below of each of the Licensed Products to be manufactured, created, sold, distributed or otherwise used under this Agreement, together with all Product Materials, in each of the following successive stages of development:

            (1) Concept. Four (4) copies of the rough sketches, layout concepts or outlines that provides a description of the nature, function, design, artwork, text (if applicable), how the Licensed Materials will be used therein, and a description of the materials, product sizes, colors, method of production, packaging and marketing to be used. (Samples of prior products may be requested).

            (2) Character Models. copies of character models (in color) for each Licensed Product prior to animation.

            (3) Alpha Prototypes. copies of the "alpha version" (as such term is customarily understood in the interactive game industry) of each Licensed Product plus the actual software on CD-ROM ("Alpha Prototypes"), provided that if DISCOVERY is not able to use such software provided by Licensee for the purposes herein then Licensee shall forward to DISCOVERY a videotape representative of the alpha version for its review and approval. Licensee shall make any changes to the Alpha Prototypes requested by DISCOVERY.

            (4) Beta Prototypes. copies of the "beta version" (as such term is customarily understood in the interactive game industry) of each Licensed Product plus the actual software on CD-ROM ("Beta Prototypes"), provided that if DISCOVERY is not able to use such software provided by Licensee for the purposes herein then Licensee shall forward to DISCOVERY a videotape representative of the beta version for its review and approval. Approval of the Beta Prototypes shall authorize the commencement of commercial production. The Licensed Products shall not differ in any respect from the approved Beta Prototype (except for (i) de minimis departures beyond Licensee's control which customarily occur in the production of mass-produced items and (ii) "bugs" that do not involve the Licensed Materials which must be corrected before shipping). DISCOVERY shall not disapprove any element of the applicable Beta Prototype where the same, identical element has already been approved in the applicable Alpha Prototype.

      (b) Submission of Packaging. Licensee shall submit to DISCOVERY the number of samples specified below of the packaging for each of the Licensed Products to be manufactured, created, sold, distributed or otherwise used under this Agreement, together with all Product Materials, in each of the following successive stages of development:

            (1) Concept. Four (4) copies of the rough sketches, layout concepts or outlines that provides a description of the nature, function, design, artwork, text (if applicable), how the Licensed Materials will be used therein, and a description of the materials, product sizes, colors, method of production, packaging and marketing to be used. (Samples of prior products may be requested).

            (2) Tight Comprehensives,. Four (4) copies of the final copy before typesetting, final and complete layouts or prototypes, tight pencils before line work is inked or color is added, and a complete description of how and where Licensed Materials will be used.

            (3) Pre-production Prototypes and Strike-Offs. Two (2) copies of press proofs, chromalins or other pre-production models, prototype samples or strike-offs prior to production run (decorated), blueprints, mechanicals and progressive proofs.

            (4) ,Production Sample and Yearly Quality Control. Two (2) samples of the finished Licensed Products and packaging from the first production run and subsequently from the latest production run on each anniversary date o commencement of Term.

      (c) Submission of Advertising Materials. Licensee shall provide to DISCOVERY four (4) copies of all Advertising Materials in each of the following successive stages of development: (1) initial copy and concept review and approval; (2) revised copy and concept review and approval; and (3) final sample review and


      (d) Approval By DISCOVERY. Licensee shall not proceed beyond any stage identified in clauses 12(a), (b) and (c) without first securing the express prior written approval of DISCOVERY of that stage; failure to obtain DISCOVERY's prior approval shall, at DISCOVERY' s option, result in the immediate termination of this Agreement. Licensee shall submit ten (10) samples from the first production run of each manufacturer of the Licensed Products ("Production Samples") well in advance of the date on which Licensee desires to commence shipment, distribution and/or use of said Licensed Product so that DISCOVERY shall have adequate time to independently evaluate and comment upon the same. Should DISCOVERY require more than ten (10) Production Samples these additional Production Samples will be sold to DISCOVERY at cost. Licensee agees that DISCOVERY shall have the right to request, or have its representative take, further samples at random from production runs from time to time as DISCOVERY may reasonably determine in order to assure that proper quality control has been established by Licensee. In the event that any Production Sample differs from the approved Beta Prototype, beyond de minimis changes, then at any time and at DISCOVERY's sole discretion, dtui.ng the commercial production period, Licensee shall suspend commercial production of the applicable Product until such time as DISCOVERY has approved a revised Production Sample. DISCOVERY shall endeavor to approve or reject all samples submitted to DISCOVERY within fifteen (15) Business Days of receipt. If DISCOVERY does not notify Licensee of its approval or disapproval within said fifteen (15) Business Days, such Licensed Products, Product Materials and/or Advertising Materials shall be deemed to have been disapproved by DISCOVERY. Licensee shall comply with DISCOVERY's directions and instructions concerning revisions to any of the Licensed Products, Product Materials and/or Adveltising Materials. Licensee shall not manufacture, promote, advertise, sell, ship, distribute and/or use any Licensed Product, Product Materials or Advertising Materials pTiOr tO obtaining DISCOVERY's written approval of the sample thereof. Licensee shall bear the responsibility for and expense of compliance with the approval requirements hereunder. All concepts, designs, prototypes, Production Samples Product Materials and Advertising Materials requiring approval hereunder shall be delivered to DISCOVERY on an expedited and insured basis.

            Departure From Approved Samples. Licensee shall not make any modification to any Licensed Products, Product Materials or Advertising Materials which have been approved by DISCOVERY or depart from any applicable quality standards and specifications for any of the foregoing (except for (i) de minimis departures beyond Licensee's control that customarily occur in the production of mass-produced items and (ii) "bugs" that do not involve the Licensed Materials which must be corrected before shipping) unless DISCOVERY approves such modification or departure in a prior writing. Licensee acknowledges that manufacture, use, sale, distribution, advertising or promotion of such modified and/or departing Licensed Products, Product Materials or Advertising Materials shall constitute a material breach of this Agreement, and upon such breach, DISCOVERY may terminate this Agceement immediately. In addition, DISCOVERY shall have the right to require Licensee to deliver said modified or departing Licensed Products, Product Materials or Advertising Materials in Licensee's inventory, possession or control to DISCOVERY for destruction at Licensee's expense.

            Final Production Samples. Licensee shall provide DISCOVERY, free of charge, thirty (30) samples of each Licensed Product, together with the Licensed Product's packaging, labels, tags and wrapping for the permanent use of DISCOVERY in connection with its quality control measures and historical inventories.

      (g) Reimbursement for Artwork. If Licensee requests DISCOVERY to furnish Licensee with any photographs, artwork, transparencies, reproductions or other such similar materials (collectively, "Artwork") of the Licensed Materials, Licensee agrees to reimburse DISCOVERY for its costs in supplying said Artwork. All Artwork furnished to Licensee by DISCOVERY for this purpose shall remain the property of DISCOVERY, and, as specified in clause 14(f) of Part II, all Artwork delivered to Licensee shall be promptly returned to DISCOVERY within thirty (30) days after the expiration or termination of this Agreement, or as sooner requested. Licensee agrees to reimburse DISCOVERY for the full amount of each such Artwork expense within thirty (30) days of receipt of DISCOVERY's invoice stating the cost and nature of the expenditure. Any Artwork not supplied by DISCOVERY that is used in conjunction with the Licensed Products, Product Materials or Advertising Materials shall require the prior written approval of DISCOVERY. If Artwork provided by Licensee is licensed from third parties, the license for such Artwork shall be paid for by, and taken out in the name of, Licensee, and Licensee shall provide a copy of the license to DISCOVERY.

13.   TERMINATION.

      (a) Immediate Termination. In addition to the termination rights stated elsewhere in this Agreement, DISCOVERY shall have the right to terminate this Agreement immediately, by giving written notice to Licensee, in any of the following situations:

            (i) Default in Payments. If Licensee fails to timely make any Advance Royalty Payment, Royalty Payment or any other payment due DISCOVERY and Licensee fails to cure such non-payment within thirty (30) days of receipt of notice, DISCOVERY may terminate this Agreement immediately.

            (ii) Approvals. If Licensee manufactures, distributes, offers for sale, sells, or uses any Licensed Products, Product Materials or Advertising Materials without having the prior written approval of DISCOVERY, as required under clauses 12(a)-(d) of
                  Part II, or makes any use of the Licensed Materials not authorized under this Agreement, DISCOVERY may terminate this Agreement immediately.

            (iii) Modifications or Departures. If Licensee makes any
                  unauthorized modification or departure to any approved Licensed Products, Product Materials or Advertising Materials as more fully set forth in clause 12(e) of Part II, DISCOVERY may terminate this Agreement immediately.

            (iv) Insurance Coverage. If Licensee fails to comply with the terms of clause 18(c) of Part II, DISCOVERY may terminate this Agreement immediately.

            (v) Recall of Licensed Products. If Licensee becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Licensed Products because of safety, health or other hazards or risks to the public, DISCOVERY may terminate this Agreement immediately.

            (vi) Insolvency. In the event of Licensee's voluntary or involuntary insolvency, commission of an action of bankruptcy, adjudication of bankruptcy, the filing of a petition for voluntary or involuntary bankruptcy or similar proceeding, or an agreement between Licensee and its creditors generally is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of Licensee, or the assets of Licensee are liquidated, or any distress, execution or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Licensed Products, DISCOVERY may terminate this Agreement immediately.

            (vii) Change in Control or Ownership/Loss of Key Person. If Licensee
                  fails to comply with the terms of clause 20 of Part II, DISCOVERY may terminate this Agreement immediately. Without in any way limiting the foregoing, DISCOVERY may indicate in paragraph 10 of Part I the name of one or more person(s) whose ongoing and active role as a principal or an employee of Licensee (a "Key Person") is deemed material to DISCOVERY and was relied upon by DISCOVERY in entering in this Agreement. The cessation of the ongoing and active role of the Key Person with Licensee may, at DISCOVERY's sole discretion, create a right of termination for DISCOVERY upon thirty (30) days written notice to Licensee.

      (b) Termination Upon Thirty Days Notice. Should Licensee commit a material breach of any of the terms, conditions or obligations of this Agreement that is not otherwise listed in clause 13(a) of Part II or otherwise stated elsewhere in this Agreement, DISCOVERY may terminate this Agreement upon thirty (30) days' written notice. At the expiration of said 30 days, the Agreement shall terminate unless: (i) prior to the expiration of said 30 days the breach has been cured by Licensee to the reasonable satisfaction of DISCOVERY; or (ii) Licensee obtains an extension of the 30-day cure period in writing from DISCOVERY because the breach cannot be cured in 30 days and Licensee has commenced all reasonable efforts to cure said breach.

14.   RIGHTS AFTER TERM.

      (a) Reversion of Rights. Upon expiration or termination of this Agreement for whatever reason, all rights granted to Licensee hereunder shall revert to DISCOVERY and Licensee hereby agrees to refrain from further use of the Licensed Materials or any simulation thereof or from any further reference to them directly or indirectly.

      (b) Notice to Third-Party Manufacturers and Third-Party Distributors. Within five (5) days of receipt of notice of expiration or termination from DISCOVERY, Licensee shall notify, in writing, each and every third-party manufacturer and third-party distributor of Licensee that this Agreement has expired or been terminated and further instruct each said third-party manufacturer and/or third-party distributor to immediately cease the manufacture and/or the distribution of Licensed Products.

            DISCOVERY Purchase and Sell-Off Period. Licensee shall not manufacture Licensed Products during the last two months of the Term in excess of the amount Licensee reasonably anticipates will be sold prior to the expiration of the Term. Fifteen (15) Business Days prior to the expiration of the Term, Licensee shall provide DISCOVERY with a written report, duly certified by an officer of Licensee to be true and accurate, detailing the type and quantity of Licensed Products remaining in Licensee's inventory. Within twenty
            (20) Business Days of receipt of said report, DISCOVERY shall have the right, in the exercise of its sole discretion, to purchase from Licensee said remaining inventory, or any portion thereof, at Licensee's cost for the Licensed Product. Alternatively, should DISCOVERY opt not to purchase said remaining inventory from Licensee and further on the conditions that Licensee is current in all payments due DISCOVERY and in compliance with all other terms of this Agreement, Licensee shall have the non-exclusive right to sell and distribute in the Territory its inventory of the Licensed Products on hand at the date of expiration of the Agreement for a period of 180 days thereafter (the "Sell-Off Period"), subject to all the terms and conditions of this Agreement and at a price which is no less than seventy-five percent (75%) of the list price charged for such Licensed Products immediately prior to the Sell-Off Period unless otherwise authorized in writing by DISCOVERY. The Royalty Payments due DISCOVERY on Net Sales of Licensed Products sold during the Sell-Off Period shall not be applied to or credited against the Advance Royalty Payments due during the Term.

      (d) Additional Obligations Upon Termination. If this Agreement is terminated prior to the end of the Term for any reason, Licensee shall (1) immediately cease all manufacturing, distributing and shipping Licensed Products and shall immediately cease processing and cancel all outstanding orders of Licensed Products; (2) immediately provide DISCOVERY with a written report, duly certified by an officer of Licensee to be true and accurate, detailing the type and quantity of Licensed Products remaining in Licensee's inventory; (3) provide DISCOVERY the right, in the exercise of its sole discretion, to purchase from Licensee said remaining inventory, or any portion thereof, at Licensee's cost; (4) immediately destroy all remaining inventory not purchased by DISCOVERY and provide DISCOVERY with an affidavit signed by an officer of Licensee attesting to such destruction; and (5) pay all amounts due DISCOVERY and fulfill all other obligations, conditions and limitations set forth in this Agreement.

      (e) Final Reports and Payments. Within twenty (20) days following the expiration of the Sell-Off Period, Licensee shall file a Report for the Sell-Off Period consistent with the terms of clause 7(b) of Part II and, subject to the provisions of clause 14(c) of Part H, remit the amounts due DISCOVERY pursuant to clause 8 of Part II. In addition, Licensee shall make available for review by DISCOVERY at any time during any Business Day of the Sell-Off Period all invoices for sales or distribution of Licensed Products during such Sell-Off Period. Any Licensed Products remaining in inventory, possession or control of Licensee at the end of the Sell-Off Period shall be destroyed, unless otherwise agreed in writing by DISCOVERY, and Licensee shall provide DISCOVERY with an affidavit signed by an officer of Licensee attesting to such destruction.

            Return of DISCOVERY Materials. Any and all materials, including but not limited to, confidential documents and Artwork, delivered to Licensee by or on behalf of DISCOVERY during the Term shall be promptly returned to DISCOVERY, at Licensee's expense, within thirty
            (30) days after the expiration or termination of this Agreement, unless sooner requested.

      (g) Accrued Rights. Termination of this Agreement for whatever reason shall be without prejudice to any existing rights and/or claims that each party may have against the other at the date of termination.

15.   PROMOTION AND SALE.

      (a) Best Efforts. Licensee shall use its best efforts, and at its sole cost and expense, to manufacture, sell, distribute, advertise, promote and support its sale of Licensed Products in the Territory during the Term.

      (b) Third-Party Manufacturer and Distributor Agreements. Licensee shall maintain personnel adequate to manufacture, sell, distribute, promote and execute the sale of Licensed Products pursuant to this Agreement, and to fulfill the marketing plan required in clause 9 of
            Part II in Schedule A hereto. In the event Licensee intends to use third-party manufacturers or distributors for the sale of Licensed Products, Licensee notify and obtain approval from DISCOVERY and arrange for such entities to execute agreements in the form to be provided by DISCOVERY at Licensee's request ("Third-Party Agreement"). Licensee agrees to (i) strictly enforce the Third-Party Agreement against any third-party manufacturers or distributors authorized by DISCOVERY hereunder; (ii) advise DISCOVERY of any violations thereof and of the corrective actions taken by Licensee and the results thereof, and (iii) at the reasonable request of DISCOVERY, to terminate such Third-Party Agreement with any third-party manufacturer or distributor that violates the terms of said Third-Party Agreement.

      (c) Sales to DISCOVERY. DISCOVERY retains for itself, its parent, subsidiary and affiliated entities, the right to develop and sell products, including Licensed Products, bearing or embodying the Licensed Materials, through any and all DISCOVERY entity-owned or equity stake distribution channels, including but not limited to, retail operations, e-commerce operations and catalog operations, and to use Licensed Products for promotional purposes within or outside the Territory. To that end, Licensee hereby agrees to sell to DISCOVERY Licensed Products for such purposes at Licensee's wholesale price multiplied by 0.75, with no minimum quantity per purchase order. Such sales to DISCOVERY pursuant to this clause shall not be included in the computation of Net Sales nor the computation of Royalty Payments due DISCOVERY.

      (d) Licensee's Evaluation of License. Licensee agrees and acknowledges that Licensee has independently evaluated its business and its ability to utilize this Agreement in its business and to achieve the goals set by Licensee for its business, and that DISCOVERY is not responsible or liable to Licensee for any failure of Licensee to exploit this License in accordance with Licensee's own expectations.

16. LICENSEE'S CONDUCT. Licensee hereby warrants that it shall not use the Licensed Materials in any manner which may, in DISCOVERY's judgment, be inconsistent with DISCOVERY's public image or which may in any way disparage or adversely affect DISCOVERY or its reputation, nor shall Licensee, or any of its agents or employees, take any actions or conduct the operation of Licensee's business as it relates to the Licensed Products in any manner which may, in DISCOVERY's judgment, be inconsistent with DISCOVERY's public image or which may disparage DISCOVERY or its reputation.

17.   PROTECTION OF LICENSED MATERIALS.

      (a) Recognition. Licensee acknowledges that the Licensed Materials are famous throughout the world and have significant value for use in connection with the sale of Licensed Products, and further that all of Licensee's uses of the Licensed Materials under this Agreement shall, as between Licensee and DISCOVERY, inure to the benefit of DISCOVERY. Licensee acknowledges that it is not acquiring any interests or rights in the use of the Licensed Materials apart from the license set forth in this Agreement.

      (b) Injunctive Relief. Licensee acknowledges and agrees that the Licensed Materials possess a special, unique and extraordinary character that makes difficult the assessment of the monetary damages that would be sustained as a result of the unauthorized use of the Licensed Materials. Licensee recognizes that the unauthorized or unapproved use of the Licensed Materials will cause immediate and irreparable damage to DISCOVERY for which DISCOVERY would not have an adequate remedy at law. Therefore, Licensee agrees that, in the event of said unauthorized or unapproved use of the Licensed Materials by Licensee, in addition to such other legal and equitable rights and remedies as shall be available to DISCOVERY, DISCOVERY shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

      (c) Use of Licensed Materials. Licensee agrees not to use at any time during the Term or thereafter any other trademark, brand name, trade name, symbol, logo, design, character or the like which is similar to or maybe confused with the Licensed Materials. Licensee will not take any action that will harm or prejudice the Licensed Materials or DISCOVERY's rights therein in any way during the Term or thereafter.

      (d) Ownership of Intellectual Property. All copyright, trademark, trade dress or other intellectual property and proprietary rights in the Licensed Products, Product Materials and Advertising Materials (including but not limited to product design and, if applicable, game play) shall be owned, throughout the world and for their relevant term, by DISCOVERY, notwithstanding their creation by Licensee or a third party on Licensee's behalf, and shall hereby be deemed a work made for hire within the meaning of the United States Copyright Laws. Licensee further hereby assigns to DISCOVERY and/or DISCOVERY's designee, Licensee's present and future intellectual property rights, throughout the world and for their relevant term, in the Licensed Products, Product Materials and Advertising Materials heretofore or hereafter created, including but not limited to rights arising from the Licensee's use, adaptation or modification of the Licensed Materials or any other branding used in relation to the Licensed Products, Product Materials and Advertising Materials, and Licensee agrees to execute any documents necessary to perfect the transfer of such rights to DISCOVERY or its designee. Notwithstanding the foregoing, Licensee retains all rights to its own trademarks and trade names.

      (e) Corporate Use. Licensee shall identify itself in all transactions as a Licensee of, and separate legal entity from, DISCOVERY as opposed to an integrated, divisional or consolidated part of DISCOVERY's business. Licensee shall not use any of the Licensed Materials in Licensee's name or in the name of any operating entity or business formed by Licensee or in which Licensee has a business or financial interest, without the prior written consent of DISCOVERY. Licensee shall not use or incorporate any of the Licensed Materials on or in connection with any business signs, business cards, stationery items or other similar materials. Licensee further agrees that it shall not use or incorporate, in any manner or form, any of the Licensed Materials as a domain name, nor shall Licensee seek trademark, copyright or domain name registration of the same, without the prior written consent of DISCOVERY.

            Infringement. Licensee shall promptly advise DISCOVERY of any activity potentially infringing upon the Licensed Materials and shall further promptly provide written notice to DISCOVERY of all claims and potential claims of which it has notice or knowledge and all suits threatened or brought against Licensee involving the Licensed Materials. Any decision with respect to the protection and defense of the Licensed Materials shall be solely in the discretion of DISCOVERY and Licensee may not take any action with respect thereto without the prior written consent of DISCOVERY. In no event shall the Licensee have the right, without DISCOVERY's prior written consent, to acknowledge the validity of any claim brought by any party in connection with the Licensed Materials, to obtain or seek a license from such party, or to take any action which might impair DISCOVERY's ability to contest the claim. Licensee shall cooperate with DISCOVERY with respect to actions described in this clause which are taken by DISCOVERY. The expenses for Licensee's cooperation shall be subject to DISCOVERY's prior approval and shall be reimbursed by DISCOVERY.

      (g) Language,. Licensee may use translated or "localized" versions of the Licensed Materials provided that such versions have been prior approved in writing by DISCOVERY.

      (h) Use of Other Marks or Characters. Licensee agrees that it will not affix on or in connection with the sale, distribution, advertising or promotion of Licensed Products any marks or legal notices other than Licensee's trade name and Licensee's copyright and/or trademark notices, and then only in a manner approved in writing by DISCOVERY. Licensee shall not associate any characters with the Licensed Characters or the Licensed Materials.prescribed by law and any credits required by DISCOVERY on the Licensed Products and in connection with packaging and on all promotional materials of any description, including, but not limited to, catalogues, brochures, and advertisements and any other usages referencing the Licensed Materials. Prior to affixing said copyright, trademark or other legal notice or credit on Licensed Products, packaging, advertising and promotional materials, Licensee shall obtain DISCOVERY's written approval regarding the desired content, form, location and size of each said notice pursuant to the procedures set forth in clause 12 of Part II.

            Trademark and Copyright Notices. Licensee shall affix such copyright, trademark or other legal notice as shall be required by DISCOVERY and as

            Trademark Registration Maintenance. Licensee shall, at DISCOVERY's request and DISCOVERY's expense, assist DISCOVERY in confirming, registering, renewing or prosecuting the rights of DISCOVERY or its designee in the Licensed Materials, in any country or with any government agency, and Licensee shall execute any required documents in this regard, including, but not limited to, providing DISCOVERY with all necessary dates and other information sufficient to enable DISCOVERY or its designee to apply for and obtain copyright and trademark registrations. Prior to distribution of the Licensed Products, Licensee shall provide DISCOVERY, free of charge, twelve
            (12) samples of each Licensed Product and twelve (12) samples of each label, hangtag, packaging or wrapping material used in connection with the Licensed Products for use as trademark and copyright registration specimens.

18.   INDEMNIFICATION AND INSURANCE COVERAGE.

      (a) Indemnification by DISCOVERY. DISCOVERY covenants and agrees to defend, indemnify and hold harmless Licensee, its officers, directors, agents and employees, for, from and against any and all losses, claims, causes of action, damages, expenses, judgments, awards, petitions, demands, costs or liabilities of any type, joint or several, to which Licensee or any of them may become subject (including its reasonable attomey's fees) for trademark and copyright infringement arising out of Licensee's use of the Licensed Materials as strictly authorized under this Agreement, provided that: (i) Licensee uses all reasonable efforts and corrective action to mitigate the exposure of DISCOVERY to any damages or claims; (ii) DISCOVERY is given prompt written notice of the event; and (iii) Licensee shall cooperate in the defense of such claim as reasonably required by DISCOVERY and the cost of Licensee's cooperation shall also be treated as an expense to be paid by DISCOVERY. DISCOVERY reserves the sole right to conduct and control, settle or compromise any and all such claims or legal actions for itself and on behalf of Licensee.

      (b) Indemnification by Licensee. Licensee covenants and agrees to defend, indemnify and hold harmless DISCOVERY, its parent, subsidiary and affiliated companies, and the officers, directors, agents and employees of the foregoing for, from and against any and all losses, claims, causes of action, damages, expenses, judgments, awards, petitions, demands, costs or liabilities of any type, joint or several, to which DISCOVERY or any of them may become subject (including its reasonable attorneys' fees) directly or indirectly on account of: (i) the manufacture, sale, distribution, advertising, promotion or use of any Licensed Products; (ii) any act or omission of Licensee or its agents or employees arising from or relating to this Agreement; (iii) any breach or claimed breach of this Agreement or activity relating thereto by Licensee; and (iv) Licensee's use of the Licensed Materials except as strictly provided for and authorized under this Agreement, provided that (a) DISCOVERY uses all reasonable efforts and corrective action to mitigate the exposure of Licensee to any damages or claims; (b) Licensee is given prompt written notice of the event; and (c) DISCOVERY shall cooperate in the defense of such claim as reasonably required by Licensee and the cost of DISCOVERY's cooperation shall also be treated as an expense to be paid by Licensee. Licensee reserves the right to settle or compromise any and all such claims or legal actions for itself and on behalf of DISCOVERY.

      (c) Licensee Insurance. During each License Year of the Term, Licensee shall obtain and maintain from a licensed and admitted insurance carrier with a rating not less than A from Best, a product liability insurance policy providing coverage in the amount of two million United States dollars ($2,000,000) for personal injuries arising out of each occurrence and one million United States dollars ($1,000,000) for property damage arising out of each occurrence and an advertising liability insurance policy providing coverage of two million United States dollars ($2,000,000) for each occurrence (hereinafter collectively the "Policies"). Licensee shall ensure that the Policies: (i) shall provide for a zero deductible; (ii) shall name DISCOVERY and its respective parent, subsidiary, affiliates, officers, directors, agents and employees, as additional insureds; and (iii) shall provide that the Policies cannot be canceled or materially altered without at least thirty (30) days prior written notice to DISCOVERY. Simultaneously with the execution of this Agreement, Licensee shall submit to DISCOVERY a copy of the fully paid Policies or certificates of insurance, certified by an officer of Licensee as a true and accurate complete copy. Licensee's obligations pursuant to this clause 18(c) of Part II shall survive termination or expiration of this Agreement. Licensee acknowledges that DISCOVERY reserves the right to seek reimbursement from Licensee for any liability incurred by DISCOVERY that is not fully covered by Licensee's insurance.

19. COMPLIANCE WITH LAWS AND REGULATIONS. Licensee warrants that its business practices and activities as they relate to the performance of this Agreement and the obligations hereunder, including but not limited to the manufacture of Licensed Products, shall be in compliance with all applicable legal requirements, standards, laws, regulations and ordinances, including, but not limited to, all applicable child and forced labor laws and regulations in the United States and in the Territory. Upon any finding or determination that Licensee's business practices or activities have violated any applicable labor laws or regulations, Licensee shall take all necessary steps to correct such violation, including without limitation, paying all applicable back wages found due to workers. Licensee shall ensure that it will not distribute or cause the distribution or sale of Licensed Products that Licensee knows or should reasonably know were manufactured in violation of any applicable legal requirements, standards, laws, regulations or ordinances. Licensee further warrants that to the best of Licensee's knowledge, the Licensed Products will not infringe the patent or intellectual property rights or other rights of third parties.

20. RESTRICTION ON ASSIGNMENTS. Without the prior written consent of DISCOVERY, which DISCOVERY may grant or deny in its sole discretion, Licensee shall not directly or indirectly assign, transfer, sublicense or encumber any of its rights or obligations under this Agreement. For purposes of this Agreement, an assignment of this Agreement will include, without limitation, the following:
(1) a transfer or conveyance of the beneficial ownership or control of fifty percent (50%) or more of Licensee's controlling stock; (ii) Licensee becoming a part of any merger or consolidation; or (iii) the sale or transfer of all or substantially all of Licensee's assets. If Licensee attempts to grant a security interest in the Licensed Products or assign, transfer, sublicense or otherwise encumber any portion of this Agreement without DISCOVERY's prior written consent, DISCOVERY shall have the right to terminate this Agreement immediately.

21. NOTICE. All notices, statements, reports, correspondence, communications and the like, required under this Agreement shall be in writing and sent via a reputable private overnight delivery service, charges prepaid, to the Contact Person and the address of Licensee and DISCOVERY as set forth on page one of this Agreement, unless said address is later changed by written notice given to the other parties. In addition to the Contact Person for DISCOVERY set forth on page one of this Agreement, a copy of any and all legal notices shall be sent to: General Counsel, DISCOVERY LICENSING, INC., One Discovery Place, Silver Spring, Maryland 20910.

      Notice shall be deemed to be received and effective two (2) Business Days following the day on which Notice was deposited with a reputable express delivery service.

22.   MISCELLANEOUS.

      (a) Non-Waiver. Waiver of or failure by DISCOVERY to complain of any act, omission or default on the part of Licensee, no matter how long the same may continue or how many times such shall occur, shall not be deemed to be a waiver of rights, or of any similar future act, omission or default under this Agreement.

      (b) Relationship. This Agreement (and all its provisions) is a license only, and does not constitute a franchise. The parties intend and acknowledge that their relationship created by this Agreement or otherwise is not subject to the franchise or other business opportunity laws of any country or state and sub-division thereof. This Agreement shall not create nor be considered as constituting a partnership, employer-employee relationship, joint venture, or agency. Neither the parties hereto nor any of their employees, representatives or agents shall have the power or authority to bind or obligate any other party, except as explicitly set forth in this Agreement.

      (c) Governing Law and Disputes. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN NEGOTIATED AND EXECUTED IN NEW YORK, NEW YORK, UNITED STATES OF AMERICA. THIS AGREEMENT AND ANY DISPUTE ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. ALL DISPUTES PERTAINING TO THE AGREEMENT SHALL BE DECIDED BY A STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK AND LICENSEE AND DISCOVERY HEREBY IRREVOCABLY CONSENT TO PERSONAL JURISDICTION IN ANY OF SAID COURTS. THE PARTIES FURTHER HEREBY EXPRESSLY WAIVE ANY OBJECTIONS TO THE VENUE OF SAID COURTS AND THE SERVICE OF PROCESS AND OTHER LEGAL DOCUMENTS AND PLEADINGS BY ANY METHOD APPROVED BY SAID COURTS.

      (d) Controlling Language. Licensee and DISCOVERY agree that this Agreement has been drafted in the English language by consent of the parties hereto and all provisions of this Agreement shall be construed and interpreted in the English language as commonly used in the United States of America.

      (e) Confidentiality. This Agreement and information related to its execution and content shall be kept confidential by the parties, except as maybe required by law and to the extent certain disclosures by Licensee are required in connection with Licensee's control of its third-party manufacturers and distributors.

      (f) Severability, Entire Agreement and Headings. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to any person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each other term, covenant, condition or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law. This instrument contains the entire and only agreement between the parties hereto relating to the subject matter hereof and no oral statements or representations or prior written material not herein contained shall have any force or effect. The headings to the clauses, sub-clauses, paragraphs, subparagraphs and Schedules hereof are included only for reference purposes and shall not be construed to contravene or vary the language herein. This Agreement shall not be construed against any party based upon the identity of the drafter of the Agreement.

      IN WITNESS WHEREOF, this Agreement has been executed by an authorized representative of the parties as of the Effective Date first above written.


DISCOVERY LICENSING, INC.                         CONSPIRACY ENTERTAINMENT CORP.

By:  /s/ Michael Ulica                            By:  /s/ Sirus Ahmadi
  -------------------------                         ----------------------------
  Name:  Michael Ulica                              Name:  Sirus Ahmadi
  Title: CFO, Consumer Products                     Title: President and CEO
  Date: July 28, 2003                               Date:  July 23, 2003

                                   SCHEDULE A
                                       TO
                       DISCOVERY RETAIL LICENSE AGREEMENT
                                 MARKETING PLAN

      The MARKETING PLAN for LICENSE YEAR 1 and each License Year thereafter shall include, but not be limited to, the following:

_____1. Category/Market & Competitive Overview

_____2. Product SKU Plan

_____3. Product Rollout Strategy & Timeline

_____4. Planned Advertising and Promotional Programs for:

     a) Trade

     b) In-Store

     c) Consumer Media,

_____5. Projected Units by Quarter and by Year

_____6. Projected Net Sales by Quarter and by Year, in U.S. Dollars